As filed with the U.S. Securities and Exchange Commission on April 13 , 2022

No. 333- 263384

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

FORM S-1 /A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Circle Energy Inc.

(Exact name of registrant as specified in its charter)

Nevada	6770	87-4125972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8211 E Regal Place

Tulsa, OK  74133

Telephone: (918) 994-0693

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick, CFO

Circle Energy, Inc.

8211 E Regal Place

Tulsa, OK  74133

Telephone: (918) 994-0693

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies:

Ronald N. Vance Pearson Butler, LLC 1802 W South Jordan Parkway Suite 200 South Jordan, UT 84095 ron@pearsonbutler.com (801) 495-4104	Paden Hanson Pearson Butler, LLC 1802 W South Jordan Parkway Suite 200 South Jordan, UT 84095 paden@pearsonbutler.com (801) 495-4104

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered (2)	Proposed Maximum Offering Price per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	330,000 shares	$1.00	$330,000.00,	$30.59
Total			$330,000.00	$30.59

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends, or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13 , 2022

PRELIMINARY PROSPECTUS

Circle Energy, Inc.

330,000 shares of common stock

This prospectus relates to the offer and sale from time to time of up to 330,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Circle Energy, Inc. (“we,” “our,” “Circle Energy,” or the “Company”). We are registering the resale of the 330,000 shares of Common Stock (the “Shares’) for resale by various selling stockholders who purchased shares in a prior non-public offering of the Shares (collectively, the “Selling Stockholders”). All net proceeds from a sale will go to the Selling Stockholders and not to us. All costs incurred in the registration of the Shares are being borne by the Company.

This is an initial public offering of our securities. Each share of common stock has an offering price of $1.00.  As of and after such time (if ever) that our Common Stock is quoted on OTCQB, the Shares offered under this prospectus by the Selling Stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer, and the prices at which the Selling Stockholders may sell the Shares may be determined by the prevailing market price of the Common Stock at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

Our initial shareholders currently own 1,530,000 shares of common stock.

Currently, there is no public market for our securities. We intend to apply to have our stock quoted on OTCQB or listed on an exchange.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.  We are also an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting and an emerging growth company.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2022

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give to you. No offer is being made to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Until ______________, 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

General

Circle Energy, Inc., a Nevada corporation, (the “Company,” or “Circle,” “we,” “us,” “our,” or similar terms) is a newly incorporated Nevada company formed for the purpose of acquiring oil and gas companies, projects, or properties and partnering with an established management team in the oil and gas industry.  We have not established specific criteria for potential target companies or projects but will rely on the experience of our management team in identifying and negotiating the purchase of potential oil and gas companies, projects, or properties.  We have not selected any specific business acquisition targets and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.

The Company was founded and incorporated on December 7, 2021, by Mr. Lloyd (Tim) Rochford. Mr. Rochford has extensive experience in the oil and natural gas industry and in the public market and has built meaningful relationships both in the exploration and production industry and in the financial and capital markets. Over the last five decades, Mr. Rochford has established, operated, developed and sold/merged multiple natural resource companies aggregating in value in the billions of dollars and has arranged and raised approximately $1 billion in private and public financing for oil and natural gas projects and development. Of the most recent three companies founded by Mr. Rochford, spanning over the last 25 years, two were listed on the New York Stock Exchange and one was listed on the NYSE AMEX.

Mr. Rochford has formed Circle with the intent of establishing an operating company from which to pursue opportunities to partner with an established management team, providing that team with access to the public market and his own extensive experience and with the benefit of his expansive relationships. Either in conjunction with or subsequent to uniting with a top-notch management team, Circle intends to acquire operatorship of existing oil and gas properties it believes have significant remaining development potential. During his decades of involvement in the oil and natural gas industry, Mr. Rochford has gained vast knowledge and experience in all phases of establishing and growing a company, including assessing management team potential and evaluating and acquiring assets. Additionally, we believe the relationships he has established throughout his career will be highly beneficial in connecting with and engaging a high-quality management team and in identifying, evaluating and acquiring high quality assets. We further believe his experience and relationships with the financial and capital markets will provide the selected management team with valuable tools in identifying, negotiating for and financing targeted acquisitions.

Initial funding of $240,000 was provided by our founder, Mr. Rochford, and the Company raised $264,000 in a nonpublic offering of its shares.  All of these funds are allocated to the acquisitions of one or more target businesses or projects and for general and administrative expenses.

Our executive offices are located at 8211 E Regal Place, Tulsa, OK  74133, and our telephone number is 918-994-0693.

The Offering

We are registering the resale of 330,000 shares of Common Stock by the Selling Stockholders named in this Prospectus, or their permitted transferees.

Common Stock offered by Selling Stockholders	Up to 330,000 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”) owned by the Selling Stockholders.

Common Stock outstanding before and after the offering	1,530,000 shares.

Offering price	$1.00 per share until our shares are quoted on OTCQB or listed on an exchange and thereafter at prevailing market prices or privately negotiated prices.

Term of the offering

The Selling Stockholders will determine when and how they will dispose of the Shares registered under this Prospectus for resale.  We have agreed to maintain the effectiveness of the registration statement until December 31, 2023, or until all the Shares are resold or can be sold under Rule 144.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

Risk factors

We have not yet identified or acquired any interest in an oil and gas company or project.  We will be subject to general risks associated with oil and gas operations.  There is also no public market for our Common Stock and no assurance that any public trading market for our shares will develop in the future.  See “Risk Factors” below.

Our Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the Company; and

•	reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of our IPO, (ii) the last day of the fiscal year in which we have more than $1.07 billion in annual gross revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have elected to take advantage of each of the exemptions for emerging growth companies.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before investing in our Common Stock.  If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading prices of the Common Stock could decline and you may lose all or part of your investment.

Risks Relating to Our Proposed Business

We are a newly incorporated company with no operating history and no revenues, and purchasers of the Shares will have no basis on which to evaluate our ability to achieve our business objective.

We are a newly incorporated company with no operating results, and we will not commence operations until obtaining funding through this offering. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our initial business combination with one or more target businesses. We have no plans, arrangements or understandings with any prospective target business concerning a business combination and may be unable to complete our initial business combination. If we fail to complete our initial business combination, we will never generate any operating revenues.

Past performance by Messrs. Rochford and Broaddrick may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, Messrs. Rochford and Broaddrick is presented for informational purposes only. Any past experience and performance is not a guarantee either: (i) that we will be able to successfully identify a suitable candidate for our initial business; or (ii) of any results with respect to any initial business combination we may consummate. You should not rely on the historical record and performance of Messrs. Rochford or Broaddrick as indicative of the specific future performance of an investment in us or the returns, if any, we may or could generate going forward. An investment in us is not an investment in Messrs. Rochford or Broaddrick.

Our stockholders may not be afforded an opportunity to vote on our proposed initial business venture, and even if we hold a vote, holders of our founder shares will participate in such vote, which means we may complete our initial business combination even though a majority of our public stockholders do not support such a combination.

We may not hold a stockholder vote to approve any target acquisitions unless the acquisition would require stockholder approval under applicable law or if we decide to hold a stockholder vote for business or other reasons. However, except as required by applicable law, the decision as to whether we will seek stockholder approval of a proposed business combination will be made by us, solely in our discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. Even if we seek stockholder approval, the holders of our founder shares will participate in the vote on such approval. Accordingly, we may consummate our initial acquisitions even if holders of a majority of our outstanding public shares not held by founders do not approve of the business combination we consummate.

Because of our limited resources and the significant competition for acquisition targets, particularly in the oil and gas industry, it may be more difficult for us to complete our initial business combination.

We expect to encounter intense competition from other oil and gas companies or other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships) and other entities, domestic and international competing for the types of businesses or projects we intend to acquire.

Many of these oil and gas companies or other individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services in the oil and gas industry. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there will be numerous target businesses, projects, or properties we could potentially acquire with the net proceeds of this offering, our ability to compete with respect to the acquisition of certain target businesses, projects, or properties that are sizable will be limited by our available financial resources.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements affecting public companies. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial acquisitions, and our future results of operations.

Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses, projects, or properties, we may enter into our initial acquisition with a target that does not meet such criteria and guidelines, and as a result, the target business with which we enter into our initial acquisition may not have attributes entirely consistent with our general criteria and guidelines.

Although we have identified general criteria and guidelines for evaluating prospective target acquisitions, it is possible that a target with which we enter into a business transaction will not have all of these positive attributes. If we complete our initial acquisition with a target that does not meet some or all of these criteria and guidelines, such combination may not be as successful as a combination with a business, project, or property that does meet all of our general criteria and guidelines. In addition, if stockholder approval of the transaction is required by applicable law, or we decide to obtain stockholder approval for business or other reasons, it may be more difficult for us to attain stockholder approval of our initial business combination if the target business does not meet our general criteria and guidelines.

We may seek acquisition opportunities with an early-stage company, a financially unstable business or an entity lacking an established record of revenue or earnings, which could subject us to volatile revenues or earnings, intense competition and difficulties in obtaining and retaining key personnel.

To the extent we complete our initial acquisition or combination with an early-stage company, a financially unstable business, or an entity lacking an established record of sales or earnings, we may be affected by numerous risks inherent in the operations of the business with which we combine. These risks include participating in a business without a proven business model and with limited historical financial data, volatile revenues or earnings, intense competition and difficulties in obtaining and retaining key personnel. Although our officers and directors will endeavor to evaluate the risks inherent in a particular target acquisitions, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target venture.

We may authorize and issue shares of preferred stock to complete our initial business combination or shares of our common stock under an employee incentive plan after completion of our initial business combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Although our articles of incorporation do not authorize any preferred shares, they could easily be amended to do so with board consent and majority shareholder approval by the founders.  We would also likely issue a substantial number of shares of Common Stock, and may issue shares of preferred stock, in order to complete our initial acquisition or under an employee incentive plan after completion of our initial business combination. The issuance of additional shares of common or preferred stock:

•may significantly dilute the equity interest of current shareholders;

•may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded the holders of our common stock;

•could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•may adversely affect prevailing market prices for our common stock, should a public trading market develop.

Resources could be wasted in researching initial target acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire another business, project, or property.

We anticipate that the investigation of each specific target business, project, or property and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial acquisition, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target, we may fail to complete our initial acquisition for any number of reasons, including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire another business, project, or property.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other responsibilities. We do not intend to have any full-time employees prior to the completion of our initial acquisition. Each of our officers and directors is engaged in other business endeavors for which they may be entitled to substantial compensation and our officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

We are dependent upon our officers and directors and their departure could adversely affect our ability to operate.

Our initial operations are dependent upon a small group of individuals, namely Messrs. Rochford and Broaddrick. We believe that our success depends on the continued service of these officers and directors, at least until we have completed our initial target acquisition. We do not have an employment agreement with, or key-man insurance on the life of either of these persons. The unexpected loss of the services of one or more of these parties could have a detrimental effect on us.

Our ability to successfully effect our initial business combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may join us following our initial acquisition. The loss of key personnel could negatively impact the operations and profitability of our post-acquisition business.

Our ability to successfully effect our initial target acquisition is dependent upon the efforts of Messrs. Rochford and Broaddrick. The role of these key personnel in the target business venture, however, cannot presently be ascertained. Although one or both of these parties may remain with the target business in full-time senior management or advisory positions following our initial business combination, we do not currently expect that either of them will do so. While we intend to closely scrutinize any individuals we engage after our initial acquisition, we cannot assure you that our assessment of these individuals will prove to be correct.

In addition, the officers and directors of a target company, project, or property may resign upon completion of our acquisition. The departure of a target’s key personnel could negatively impact the operations and profitability of our post-acquisition business. The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate, it is possible that members of the management of an acquisition candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of our post-acquisition business.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business acquisition, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Although we have no commitments as of the date of this prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following this offering, we may choose to incur substantial debt to initiate our principal business activities. The incurrence of debt could have a variety of negative effects, including:

•default and foreclosure on our assets if our operating revenues after an initial business acquisition are insufficient to repay our debt obligations;

•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•our inability to pay dividends on our common stock;

•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•limitations on our flexibility in planning for and reacting to changes in our business and in the specific industry in which we operate;

•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We may be unable to obtain additional financing to complete our initial acquisition or to fund the operations and growth of a target business, project, or property, which could compel us to restructure or abandon a particular business transaction.

Although we believe that the net proceeds from our founder and from our prior nonpublic offering will be sufficient to allow us to complete our initial acquisition, because we have not yet identified any prospective target business, project, or property, we cannot ascertain the capital requirements for any particular transaction. If our funds on hand prove to be insufficient, either because of the size of our initial acquisition, or the depletion of the available cash in search of a target business, we may be required to seek additional financing or to abandon the proposed acquisition. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete our initial acquisition, we would be compelled to either restructure the transaction or abandon that particular target and seek an alternative candidate. In addition, even if we do not need additional financing to complete our initial acquisition, we may require such financing to fund the operations or growth of the target. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business, project, or property. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after any business transaction.

Our founding stockholders will control the election of our board of directors until consummation of our initial business acquisition and will hold a substantial interest in us. As a result, they will elect all of our directors prior to the consummation of our initial acquisition and may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

Our founding stockholders own approximately 78.7% of our outstanding common stock. In addition, the founder shares, all of which are held by our initial stockholders, will entitle the holders to elect all of our directors prior to the consummation of our initial business acquisition. As a result, other shareholders will not have any influence over the election of directors prior to our initial business acquisition.

Provisions in Nevada law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Section 78.411 et seq. of the NRS affects the ability of an “interested stockholder” to engage in certain business combinations, for a period of two years following the time that the stockholder becomes an “interested stockholder.” We may elect in any future amendments to our articles of incorporation not to be subject these sections. These provisions may limit the ability of third parties to acquire control of our Company.

Risks Related to the Oil and Gas Industry

The recent US import ban on energy from Russia which has resulted in increased commodity prices, and a threatened corresponding export ban from Russia, creates uncertainty in the oil and gas markets which may affect the Company’s ability to commence operations.

On March 8, 2022, in response to Russia’s invasion of Ukraine, the President signed an executive order banning the import of Russian oil, liquified national gas, and coal to the US.  In addition, the executive order mandates that the US will work with its allies to adopt a similar ban.  Oil prices spiked to their highest levels since 2008 as a result of the executive order.  Russia has threatened to retaliate with an embargo on gas exports, particularly to Europe, and has further demanded payment for gas by customers in Rubles, the Russian currency, rather than in euros or dollars.  Historically, oil prices have been volatile, as evidenced most recently by the significant decline in oil and gas prices as a result of global reduction in the consumption of oil and gas products during the initial stages of the pandemic.  The current import ban, and any Russian export ban, could result in much higher prices for oil and gas based on increased demand for oil and gas, particularly in the US and Europe.  It is impossible to predict the ultimate effect actions to ban oil and gas imports and exports from and to Russia will have on the global economy and commodity prices in general.  Uncertainty in the oil and gas markets could have an adverse impact on the proposed business of the Company if investors and others are reluctant to invest in oil and gas projects.

A substantial or extended decline in oil and natural gas prices may adversely affect our proposed business and our future financial condition or results of operations.

The price for oil and natural gas production may heavily influence any future our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices at which a company could generate for production, and the levels of such production, depend on numerous factors, many of which would be beyond our control. These factors include, but are not limited to, the following:

●changes in global supply and demand for oil and natural gas, which has recently been negatively affected by concerns about the impact of COVID-19;

●delays in equipment and other items based on supply chain slow downs;

●the actions of the Organization of Petroleum Exporting Countries, or OPEC;

●oil price conflicts between oil producing countries;

●the price and quantity of imports of foreign oil and natural gas;

●political conditions, including embargoes, in or affecting other oil-producing activity;

●the level of global oil and natural gas exploration and production activity;

●the level of global oil and natural gas inventories;

●weather conditions;

●technological advances affecting energy consumption; and

●the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease revenues on a per BOE basis but also may reduce the amount of oil and natural gas that could be produced economically. Lower prices also negatively impact the value of proved reserves. The recent drop in the price of oil has forced many companies to re-evaluate their current capital expenditure budgets and make changes accordingly that may be in the best interest of their company and its stockholders. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect any future business venture we seek.

Our future success may in part depend on the success of any exploitation, exploration, development and production activities in which we may engage. Oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. For example, on January 20, 2021, the Biden Administration placed a 60-day moratorium on new oil and gas leasing and drilling permits on federal land, and on January 27, 2021, the Department of Interior acting pursuant to an Executive Order from President Biden suspended the federal oil and gas leasing program indefinitely. These actions or other future executive actions could have a material adverse effect on potential future activities in this industry.

Any decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following: delays imposed by or resulting from compliance with regulatory requirements; pressure or irregularities in geological formations; shortages of or delays in obtaining equipment and qualified personnel; equipment failures or accidents; adverse weather conditions; reductions in oil and natural gas prices; title problems; and limitations in the market for oil and natural gas.

We may incur substantial losses and be subject to substantial liability claims as a result of any oil and natural gas operations.

It may not be possible to insure against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect any future business opportunities. Oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

●abnormally pressured formations;

●mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

●fires and explosions;

●personal injuries and death; and

●natural disasters.

Any of these risks could adversely affect our ability to conduct future operations or result in substantial losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could materially and adversely affect.

Competition is intense in the oil and natural gas industry.

We intend to operate in a highly competitive environment for acquiring oil and gas companies, projects, or properties and marketing oil and natural gas. Competitors include multinational oil and natural gas companies, major oil and natural gas companies, independent oil and natural gas companies, individual producers, financial buyers as well as participants in other industries that supply energy and fuel to consumers. Many competitors have greater and more diverse resources than we will have. Additionally, competition for acquisitions may significantly increase the cost of available properties. We may compete for the personnel and equipment required to explore, develop and operate properties. Competitors also may have established long-term strategic positions and relationships in areas in which we may seek to enter. Consequently, competitors may be able to address these competitive factors more effectively than we could.

If access to markets were restricted, it could negatively impact a company’s production, income and ability to retain leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements hinders companies’ access to oil and natural gas markets or delays production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. A company’s ability to market its production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Its failure to obtain such services on acceptable terms could materially harm its business.

Risks Relating to Legal and Regulatory Matters

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.

The U.S. Congress and the EPA, in addition to some state and regional authorities, have in recent years considered legislation or regulations to reduce emissions of greenhouse gases, or GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes or fees, GHG reporting and tracking programs, and regulations that directly limit GHG emissions from certain sources. In the absence of federal GHG-limiting legislation, the EPA has determined that GHG emissions present a danger to public health and the environment and has adopted regulations that, among other things, restrict emissions of GHGs under existing provisions of the U.S. CAA. For example, the EPA has adopted and implemented regulations under existing provisions of the CAA that, among other things, establish permitting requirements for GHG, require that certain facilities meet “best available control technology” standards, and mandate annual reporting of GHG emissions.

The EPA also sought to address climate change through its GHG NSPS regulations, which the current administration intends to review, pursuant to the Executive Order on Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis. Many state governments have established rules aimed at reducing greenhouse gas emissions, including greenhouse gas cap and trade programs. Most of these cap-and-trade programs work by requiring major sources of emissions to acquire and surrender emission allowances. It is difficult to predict the timing and certainty of such government actions and their ultimate effect, which could depend on, among other things, the type and extent of greenhouse gas reductions required, the availability and price of emissions allowances or credits, the availability and price of alternative fuel sources, the energy sectors covered, and the ability to recover the costs incurred through our operating agreements or the pricing of oil, natural gas, and other products.

On an international level, the United States is one of almost 200 nations that agreed in December 2015 to the Paris Agreement. However, the Paris Agreement does not impose any binding obligations on the United States. In June 2017, President Trump announced that the United States would withdraw from the Paris Agreement, which became effective November 4, 2020. On February 19, 2021, the United States rejoined the Paris Agreement. Further, several states and local governments remain committed to the principles of the Paris Agreement in their effectuation of policy and regulations.

Oil and gas companies are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. It is not possible to predict how or when regulations affecting operations might change. The Biden Administration’s January 20, 2021 issuance of a 60-day moratorium on new oil and gas leasing and drilling permits on federal land, and the related January 27, 2021 Executive Order suspending the federal oil and gas leasing program are examples of the uncertainties oil and gas companies and the industry face with respect to regulation at the federal level. Similarly, at the state level, New Mexico’s consideration of legislation to prohibit certain uses of freshwater in fracking operations, implement new disclosure requirements, and increase penalties may affect the cost and feasibility of a company’s business. It could be required to make large expenditures to comply with governmental regulations. Other matters subject to regulation include: discharge permits for drilling operations; drilling bonds; reports concerning operations; the spacing of wells; unitization and pooling of properties; and taxation.

Under these laws, a company could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of its operations and subject it to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase a company’s costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect the company’s financial condition and results of operations.

Oil and gas operations may incur substantial liabilities to comply with the environmental laws and regulations.

Oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require a company to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on its results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, a company could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether it was responsible for the release or if its operations were standard in the industry at the time they were performed. The amount of additional future costs would not be fully determinable due to such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions or compliance efforts that may be required, the determination of the company’s liability in proportion to other responsible parties, and the extent to which such costs are recoverable from third parties.

Risks Related to our Common Stock

There is no public market for the Shares and no assurances that the Company will become a publicly traded company.

There is currently no public trading market for our securities. Stockholders therefore have no access to information about prior market history on which to base their investment decision. If a public market for the Common Stock develops in the future, the price of our securities may vary significantly due to one or more potential business acquisitions and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.  Although we intend to seek quotation of our common stock on OTCQB, there is no assurance that the registration statement will be declared effective by the SEC or that the OTCQB application will be successful.

Even if our securities become publicly traded, purchasers of the Shares may have difficulty trading and obtaining quotations for our Common Stock.

Even if our securities become publicly traded, our common stock may not be actively traded, and the bid and asked prices for our common stock may fluctuate widely. This would have the effect of severely limiting the liquidity of our common stock and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

We have not paid cash dividends since inception and do not expect to pay dividends in the foreseeable future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. As an emerging growth company, our financial statements may not be comparable to those of other companies because of the reduced reporting requirements of an emerging growth company.  Further, we cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipate, believe, continue, could, estimate, expect, intends, may, might, plan, possible, potential, predict, project, should, would and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to select an appropriate target business, project, or property;

•	our expectations around the performance of a prospective target business, project, or property;

•	our potential ability to obtain additional financing to complete our initial business combination;

•	our pool of prospective target businesses;

•	our ability to consummate an initial business combination due to the uncertainty resulting from the recent COVID-19 pandemic;

•	the ability of our officers and directors to generate a number of potential business opportunities;

•	our public securities’ potential liquidity and trading;

•	changes in our industry;

•	regulatory developments; or

•

Factors affecting the economy or otherwise caused by war, terrorist attacks, severe weather conditions, climate change, supply chain delays, pandemic or other public health conditions, or similar events.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.  All of the costs of this offering will be borne by the Company, except for selling commissions or other costs associated with the sale of the Shares by the Selling Stockholder, or costs incurred for legal counsel retained by the Selling Stockholder.

MARKET FOR OUR COMMON STOCK

Market Information

At the date of this Prospectus, there is no public trading market for our Common Stock. We intend to apply for the quotation of our Common Stock on OTCQB, and ultimately apply for listing on a national exchange when we meet the listing requirements, if ever. There can be no assurance that any application for the quotation of our Common Stock on OTCQB or any listing on a national exchange will be approved.

Holders

At the date of this prospectus, we had approximately 75 record holders of our Common Stock. We have appointed Colonial Stock Transfer Company, Salt Lake City, Utah, to act as the transfer agent of our Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and related notes thereto contained in this prospectus.

Overview

We were incorporated on December 7, 2021, as a Nevada company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, primarily in the oil and gas industry. We have not selected any business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. We intend to effectuate our initial business combination using cash from the proceeds from the sale of shares to our founder, Mr. Rochford, and from the sale of shares in the recently completed private offering, as well as shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, our recently completed private offering, and those activities necessary to prepare for the registration of shares for the Selling Stockholders. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents from our cash on hand. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting, and auditing compliance), as well as for due diligence expenses. We expect our expenses to increase substantially as a result.

Liquidity and Capital Resources

Management believes it has on hand sufficient cash resources to meet its material cash requirements for the next 12 months.  Mr. Rochford, one of our founders, paid $240,000 for his founder’s shares in the Company.  In addition, we received $264,000 in gross proceeds from the sale of shares of our common stock in a non-public offering of the shares.  The costs of the offering were approximately $10,000, resulting in net proceeds to the Company of $254,000.  We have no capital commitments for expenditures.  We anticipate that these funds will be used to secure an oil and gas business, project, or property.

PROPOSED BUSINESS

We are a newly incorporated Nevada corporation formed for the purpose of partnering with an established management team, ideally with existing assets, and to seek acquisition opportunity primarily in the oil and gas exploration and production industry. We have not selected any specific business, project, or property, and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.   Management has had ongoing preliminary discussions with multiple potential sellers and management teams as well as with contacts within the banking community to proceed with the company’s business plan.  While no specific target has been identified, through management’s prior relationships we have identified a selection of potential acquisition targets, varying as to being a combination of an established management team and assets together or being one or the other of those individually.  In addition, in March 2022, we completed a non-public offering of our common stock in which we raised gross proceeds of $264,000 to be used to complete the search for suitable oil and gas properties or projects.

Business Strategy

Our strategy is to leverage the strategic and transactional experience of our founders to bring advice and attention to potential business combination targets or in acquiring oil and gas projects or properties.  Our selection process will leverage our founders’ network of industry relationships as well as relationships with management teams of public and private companies, attorneys and accountants, which we believe should provide us with a number of business combination opportunities.   We have no plan, agreement, arrangement or understanding to engage in a merger or acquisition with an unidentified company or companies, or other entity or person outside of management’s network of contacts.  Upon completion of this offering, members of our management team will communicate with their network of relationships to articulate our initial business combination criteria, including the parameters of our search for a target business, and will begin the process of pursuing and reviewing promising leads.

Our management team has experience in:

• S ourcing, structuring, acquiring and selling businesses, most recently with Arena Resources, Inc. (“Arena”) and Ring Energy, Inc. (“Ring”).

• F ostering relationships with sellers, capital providers and target management teams.

• N egotiating transactions favorable to investors, including multiple significant acquisitions for both Arena and Ring that were accretive to investors and mergers or transitions that created value for investors.  Among the acquisitions with Arena were the East Hobbs acquisition in May 2004 with a purchase price of approximately $10 million resulting in an increase in the Standardized Measure of Discounted Future Net Cash Flows of the company of approximately $47.9 million at the time of acquisition and the Fuhrman Mascho acquisition with an aggregate purchase price of approximately $11 million resulting in an increased in the  Standardized Measure of Discounted Future Net Cash Flows of the company of approximately $66.8 million at the time of acquisition.  With Ring, the company completed the Wishbone acquisition in April 2019 for an aggregate purchase price of approximately $292.5 million resulting in an increase in the Standard Measure of Discounted Future Net Cash Flows of the company of approximately $487.5 million.  All of these acquisitions became keystone properties for their given companies and had extensive upside and, through development, provided even greater return to investors when compared with the acquisition cost.  Additionally, under Mr. Rochford’s guidance, Arena was merged with a NYSE listed company (Sandridge Energy, Inc.) with overwhelming shareholder approval of the transaction, and Ring completed a transition to new management, which was a factor in shareholder value for Ring investors to more than double since the transition occurred.

• E xecuting transactions in multiple geographies and under varying economic and financial market conditions.   Arena acquired oil and gas properties throughout Oklahoma, Kansas, Texas and New Mexico, with varying zones of production, depths and methods of development (i.e., drilling or injection) between 2000 and 2008 and completed a merger in 2010.  Over that time oil prices ranged from less than $20 to in excess of $100.  Similarly, Ring completed acquisitions of oil and gas properties or projects under Mr. Rochford’s guidance throughout Kansas, Texas and New Mexico between 2012 and 2020, also experiencing great volatility and guiding the Company through the turmoil created by the COVID-19 pandemic.

• A ccessing the capital markets, including financing businesses and helping companies transition to public ownership.   Mr. Rochford led Arena through the IPO process and multiple private and public equity transactions between 2000 and 2008 aggregating in excess of $290 million raised as well as establishing revolving lines of credit which eventually had achieved a borrowing base of $150 million, though utilization peaked at $36.5 million.  Additionally, through a reverse merger Mr. Rochford brought private assets to public ownership with Ring.  Following the reverse merger, as with Arena, Mr. Rochford led Ring to access the capital markets through both private and public equity transactions, aggregating in excess of $465 million and established revolving lines of credit that at one point achieved a borrowing base of $425 million and was utilized for as much as $366.5 million.

• O perating companies, setting and changing strategies, and identifying, monitoring and recruiting world-class talent.   Both Arena and Ring focused on operating oil and gas properties in which they owned interests, so that the companies could control the operation of the properties, particularly operating costs and development expenditures.  This control allowed the companies to adjust strategies, particularly in relation to development, as best suited a given economic or financial circumstance.  The primary volatility which required adjustment was commodity price, and control of the operations allowed the companies to increase or decrease development activity based on changes in commodity prices.  Additionally, under Mr. Rochford’s leadership, at a time when engaging drilling rigs was exceptionally costly and at times difficult to engage, Arena acquired its own drilling rigs in order to allow it to maintain its drilling activity.

• A cquiring and integrating companies.   Both Arena and Ring completed numerous acquisitions, some being individual assets, some the entirety of assets from a given entity, and some the entities themselves.  Regardless of the form of the acquisition, the management team successfully integrated the assets and/or companies.

• D eveloping and growing companies, both organically and through acquisitions and strategic transactions.   As noted above, the management team has led previous companies through a multitude of transactions, allowing for the continued growth of their companies.  All the acquisitions have been targeted not just for their production, but also for the potential for further development allowing for further growth.

We intend to focus on oil and gas companies, projects, properties, and related assets, with extensive production histories and limited geologic risk.  Our executive team has extensive experience in assessing acquisition targets and a proven ability to evaluate resource plays.  We intend to continue to pursue strategic acquisitions that meet our operational and financial targets. To the extent possible, we intend to acquire producing properties and/or developed undrilled properties rather than exploratory properties.  We do not intend to limit our evaluation to any one state.

Acquisition Criteria

Consistent with our business strategy, we have established the following general criteria and guidelines to evaluate prospective target businesses, projects, and properties. We will use these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter into our initial business combination with a target that does not meet all of these criteria and guidelines and may consider criteria and guidelines not set forth below. We intend to acquire a business or an entity that we believe:

•exhibits, or has the potential to develop, fundamentally sound financial performance, with visibility into revenue and cash flow growth and relatively predictable future financial performance;

•is an active market participant in the global development of the energy industry;

•has a defensible market position with differentiated product offerings, technology, assets, distribution channels, supply chain capabilities or other sustainable competitive advantages;

•can serve as a platform for both organic and acquisitive growth;

•is led by an experienced management team with a proven track record and complementary capabilities, or is open to enhancing the existing management team’s strengths with additional talent through our network; and

•embraces the potential to utilize our industry experience, as well as our operating, strategic, financing and M&A capabilities to maximize the value to shareholders.

In evaluating a prospective target business, we expect to conduct an extensive due diligence review which may encompass, as applicable and among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities and a review of financial and other information about the target and its industry. We will also utilize our management team’s operational and capital planning experience. If we determine to move forward with a particular target, we will proceed to structure and negotiate the terms of the business combination transaction.

The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination. The company will not pay any consulting fees to members of our management team, or their respective affiliates, for services rendered to or in connection with our initial business combination. In addition, we have agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of our founder.

We may need to obtain additional financing to complete our initial business combination because the transaction requires more cash than is available from the proceeds held in our company bank account, in which case we may issue additional securities or incur debt in connection with such business combination. We will also attempt to fund acquisitions of oil and gas properties or projects using our equity securities. Management believes that having its common stock quoted on OTCQB would provide equity currency which could be used in this process.  There are no prohibitions on our ability to issue securities or incur debt in connection with our initial business combination. We are not currently a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities, the incurrence of debt or otherwise.

Competition

In identifying, evaluating and selecting a target business, project, or property, we may encounter intense competition from other entities having a business objective similar to ours, including other oil and gas companies, private equity groups and leveraged buyout funds, public companies, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human, and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business, project, or property.

Facilities

Messrs. Rochford and Broaddrick work from home offices at no cost to the Company.  We also maintain executive office-sharing space at nominal cost to the Company.

Employees

We currently have two executive officers and board members. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business acquisition. The amount of time they will devote in any time period will vary based on whether a target business, project, or property has been selected and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial acquisition.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT

The following table sets forth information regarding our executive officers and board members as of the date of this prospectus. The Board believes that all the directors named below are highly qualified and have the skills and experience required for effective service on the Board.  The directors’ individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

Name	Age	Position(s)	Director Since
Lloyd T. Rochford	75	Founder, CEO, President, & Chairman	2021
William R. Broaddrick	44	Founder, CFO, & Director	2021

Lloyd T. (“Tim”) Rochford.  Mr. Rochford has been active as an individual consultant and entrepreneur in the oil and gas industry since 1973. During that time, he has been an operator of wells in the mid-continent of the United States, evaluated leasehold drilling and production projects, and arranged and raised approximately $1 billion in private and public financing for oil and gas projects and development. Mr. Rochford has successfully established, operated, developed and sold/merged multiple natural resource companies, two of which were listed on the New York Stock Exchange.

The two most recent ventures, as previously noted, were Arena and Ring.  At Arena, Mr. Rochford led the company through both private and public equity transactions totaling in excess of $290 million and established a revolving credit facility, which was utilized for as much as $36.5 million, though it had a borrowing base of as much as $150 million.  At Ring, Mr. Rochford led the company through both private and public equity transactions totaling in excess of $465 million and established a revolving credit facility, which was utilized for as much as $366.5 million, though it had a borrowing base of as much as $425 million.

Mr. Rochford was a co-founder of Arena in 2000 and over the years 2000 through 2010 served as a director, Executive Chairman and CEO during different stages of his tenure.  During his tenure, Arena received numerous accolades from publications such as Business Week (“2007 Hot Growth Companies”), Entrepreneur (“2007 Hot 500”), Fortune (“2007, 2008, 2009 Fastest Growing Companies”), Fortune Small Business (“2007, 2008 Fastest Growing Companies”) and Forbes (“Best Small Companies of 2009”). Through Mr. Rochford’s efforts, Arena entered into a merger agreement and was acquired by a New York Stock Exchange company for $1.6 billion in July, 2010.  More recently, in 2011 Mr. Rochford co-founded Stanford Energy, Inc. which completed a reverse merger with Ring in 2012, at which time Mr. Rochford was appointed to the Board.  In January 2013, Mr. Rochford was appointed Executive Chairman of the Board. As Chairman, Mr. Rochford led Ring through years of tumultuous commodity pricing and through the initial phases and impacts of the COVID epidemic.  Led by Mr. Rochford’s recommendation, the Board concluded that a fresh approach was needed to continue Ring’s success, and the Board approved a transition which resulted in changes of multiple Board members and all senior executive positions and also included relocation the headquarters and the accounting offices.

In addition to Mr. Rochford’s excellence within the oil and gas industry, he has done extraordinary things through his foundation and in various other philanthropic endeavors.  Much of his efforts have been focused on assisting children in need.  The centerpiece of these efforts is the Burrage Mansion in Redlands, California.  Mr. Rochford bought and restored this historical property and through his foundation has turned the property into a sanctuary dedicated to the well-being and happiness of children in need.  As a result of Mr. Rochford’s various and extensive philanthropic work, he has received a multitude of recognition, including but not limited to the following:

2011 City of Redlands: Grand Marshall, Redlands Christmas Parade
2011 Shamrock Club: Irishman of the Year
2013 Forest Home Christian Camp: Award of Recognition and Appreciation
2014 Redlands Town & Gown: Award of Distinction

2015 University of Redlands: Honorary Doctorate
2016 Children’s Network of San Bernardino County: Shine a Light on Child Abuse Award
2016 Olive Crest: Brinton Child Advocacy Award
2016 Redlands Sunrise Rotary: Paul Harris Award
2016 Rotary Club of Redlands: 2nd Mile Award
2017 Benchwarmers: Marshall Phelps Award
2017 Loma Linda University Children’s Hospital: Discover Award
2018 Association of Redlands Veterans: Recognition and Appreciation Award
2018 City of Redlands: Hero Award
2018 Stater Bros. Charities Foundation: Captain Leland E. Norton Award
2018 Unforgettables Foundation: Summer Austin Award
2018 Loma Linda University Children’s Hospital: Lifetime Achievement Award
2019 Association of Fundraising Professionals Inland Empire Chapter: Philanthropist of the Year
2019 Boys & Girls Club of the Inland Empire: Be Great Mission Award
2019 Redlands Chamber of Commerce Man of the Year
2020 Association of Fundraising Professionals Desert Communities Chapter: Philanthropist of the Year

William R. (“Randy”) Broaddrick. Mr. Broaddrick was employed from 1997 to 2000 with Amoco Production Company, performing lease revenue accounting and state production tax regulatory reporting functions.  In 1999, Mr. Broaddrick received a bachelor’s degree in Accounting from Langston University through Oklahoma State University – Tulsa.  During 2000, Mr. Broaddrick was employed by Duke Energy Field Services, LLC, performing state production tax functions.  From 2001 until 2010, Mr. Broaddrick was employed by Arena Resources, as Vice President and Chief Financial Officer.  During 2011, Mr. Broaddrick joined Stanford Energy, Inc. as Chief Financial Officer.  Following the merger transaction between Stanford Energy and Ring, Mr. Broaddrick became Chief Financial Officer of Ring as of July 2012.  Mr. Broaddrick resigned from Ring Energy, Inc. in March 2021 as part of the headquarters relocation and company leadership changes.

Number and Terms of Office of Officers and Directors

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices as it deems appropriate.

Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of the persons serving as directors or executive officers, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us. Our founders, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

After the completion of our initial business combinations, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Certain Relationships and Related Transactions

Mr. Rochford as one of our founders purchased 1,200,000 shares at $0.20 per share for gross proceeds to the Company of $240,000 and transferred 100,000 of those shares to Mr. Broaddrick at no cost.

Policies and Procedures Regarding Related Party Transactions

We have not adopted a specific policy pursuant to which an actual or proposed financial transaction, arrangement or relationship with a related person is subject to review or approval or, if applicable, ratification, by our Board of Directors. Under Nevada law any contract or other transaction between the company and one or more of its officers or directors or another entity in which one or more of the directors or officers are directors or officers or are financially interested may be void or voidable unless (i) the common relationship is disclosed to the remaining disinterested directors who thereafter approve or ratify the contract or transaction; (ii) the common relationship is disclosed to shareholders and shareholders holding a majority of the voting power of the company, including shares held by the interested officer or director, approve or ratify the contract or transaction, or (iii) the contract or transaction is fair as to the company at the time it is authorized or approved.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. As a result, we have adopted the independence standards of the NYSE American (formerly known as the American Stock Exchange and more recently the NYSE MKT) to determine the independence of our directors. These standards provide that a person will be considered an independent director if he or she is not an officer of the Company and is, in the view of the Company’s Board of Directors, free of any relationship that would interfere with the exercise of independent judgment. Our Board of Directors has determined that neither of our current directors would be considered independent.

Limitation on Liability and Indemnification of Officers and Directors

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of the date of this prospectus information regarding the beneficial ownership of our common stock by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage Ownership(2)
Lloyd T. Rochford(3) 8211 E. Regal Place Tulsa, OK 74133	1,100,000	71.9%
William R. Broaddrick 8211 E. Regal Place Tulsa, OK 74133	100,000	6.5%
All officers and directors as a group (2 persons)	1,200,000	78.4%
_____________

(1)This table is based upon information supplied by management.  Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

(2)We currently have 1,530,000 shares of our common stock outstanding.

(3)These shares are held by The Rochford Living Trust.  Mr. Rochford retains control over the voting and disposition of these shares owned by the trust.

DESCRIPTION OF SECURITIES

Common Stock

The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of our common stock, par value $0.001 per share, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

We are authorized to issue up to 150,000,000 shares of common stock. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidation rights. Special meetings of the shareholders may be called by any two directors, the President, and by the Board of Directors. Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the Board of Directors. At any meeting of shareholders, one-third of the outstanding shares of capital stock entitled to vote, represented in person or by proxy, constitutes a quorum. A vote of the majority of the shares represented at a meeting will govern, even if this is substantially less than a majority of the shares outstanding. Holders of common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, sinking fund, redemption, preemptive or other subscription rights or privileges with respect to any common shares.

Directors are elected by a plurality of votes, which means that the persons receiving the greatest number of votes as directors for the number of directors to be elected at the meeting are elected to serve as directors, whether or not the number of votes cast represents a majority of the votes present at the meeting. The common shares do not have cumulative voting rights, which would permit a shareholder to multiply the number of shares he owns by the number of directors to be elected and to distribute those votes among the candidates in any manner he wishes.

We refer you to our Articles of Incorporation, our Bylaws, and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combinations. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combinations. The payment of any cash dividends subsequent to our initial business combinations will be within the discretion of our board of directors at such time.

Registration and Shareholder Rights

In connection with the non-public offering of the Shares by which the selling stockholders in this prospectus obtained their shares, we granted each investor the following registration rights:

(a)Each investor has the right, but not the obligation, to include some or all of their shares purchased in the non-public offering (the “Registerable Shares”) in the registration statement of which this prospectus is a part.  Each Selling Stockholder is required to provide us with certain information which is included in the Selling Stockholder section of this prospectus.

(b) We have the right to include any other securities in the registration statement.  The Registerable Shares are to be included in the registration statement on the same terms and conditions as the other shares of our common stock included in the registration statement.

(c)  Each investor has a one-time opportunity to include their shares in the registration statement and will not have registration rights with respect to (i) a registration statement on Form S-4 or Form S-8 or any successor forms thereto, (ii) a registration statement filed in connection with an exchange offer, (iii) a registration statement filed in connection with an underwritten offering by the Company or of securities convertible into or exchangeable for common stock, and (iv) a registration statement filed in connection with a future private placement of securities of the Company (whether for cash or in connection with an acquisition by the Company or one of its subsidiaries).

(d)  If the lead managing underwriter selected by the Company for an underwritten offering for which registration rights are requested determines that marketing or other factors require a limitation on the number of shares of common stock to be offered and sold in such offering, then (i) such underwriter shall provide written notice thereof to each of the Company and the Selling Stockholders in this Registration Statement, and (ii) there shall be included in the offering, first, all shares of common stock proposed by the Company to be sold for its account (or such lesser amount as shall equal the maximum number determined by the lead managing underwriter as aforesaid) and, second, only that number of Registerable Shares requested to be included in the Registration Statement by the Selling Stockholder that such lead managing underwriter reasonably and in good faith believes will not substantially interfere with (including, without limitation, adversely affect the pricing of) the offering of all the shares of common stock that the Company desires to sell for its own account.

(e)  As a condition to providing these registration rights, each Selling Stockholder is required to furnish to the Company in writing such information regarding the proposed distribution by such Selling Stockholder as the Company may from time to time reasonably request and to comply with reasonable terms and conditions of the registration statement as established by the Company.

(f)Except as set forth below, the Company shall bear all expenses of the registration statement.  Each Selling Stockholder will be individually responsible for payment of their own legal fees (if the Selling Stockholder retains legal counsel separate from that of the Company), underwriting fees and brokerage discounts, commissions and other sales expenses incident to any registration of the Registerable Shares to be sold by the Selling Stockholder.

(g)The Company has agreed to keep the registration statement effective at least until the earlier of: (i) such time as all of the Shares included in the registration statement have been disposed of pursuant to and in accordance with the registration statement; (ii) such time as all of the Registerable Shares included in the registration statement may be sold to the public without registration or restriction pursuant to Rule 144 of the Securities Act; or (iii) December 31, 2023.

Quotation and Listing of Securities

We intend to apply to have our common stock quoted on OTCQB promptly following the effective date of the registration statement of which this prospectus is a part and to seek listed on an exchange, once we qualify for listing on such exchange.

SELLING STOCKHOLDERS

This Prospectus relates to the possible resale by the Selling Stockholders named below of shares of the Company’s common stock. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights granted to the investors in our recently completed non-public offering. References in this prospectus to the “Selling Stockholders” means the parties listed in the table below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge or other non-sale related transfer.

Each of the Selling Stockholders, who is deemed to be a statutory underwriter, will offer its Shares at $1.00 or, upon quotation of our Common Stock on OTCQB, at prevailing market or privately negotiated prices if a market should develop.

We do not know how long the Selling Stockholders will hold the Shares before selling them, and other than the registration rights granted to the private offering investors, we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

The following table sets forth ownership of shares held by the Selling Stockholders.

	Before Offering			After Offering(2)
Name	Number of Shares Owned	Percent of Class(1)	Shares Offered for Sale	Number of Shares Owned	Percent of Class(1)
Wesley Nottage	5,000	*	5,000	-0-	*
Statmon Technologies Corp	5,000	*	5,000	-0-	*
The FreeO Talbot Living Trust	5,000	*	5,000	-0-	*
Geoffrey Talbot	2,500	*	2,500	-0-	*
Evan Schneider	5,000	*	5,000	-0-	*
Sara Schneider	5,000	*	5,000	-0-	*
Meghan Clarke	2,500	*	2,500	-0-	*
Eugene Pompili	5,000	*	5,000	-0-	*
Marie Pompili	5,000	*	5,000	-0-	*
Pratt Family Trust est 02/28/20	5,000	*	5,000	-0-	*
Frederic J. Pratt	5,000	*	5,000	-0-	*

	Before Offering			After Offering(2)
Name	Number of Shares Owned	Percent of Class(1)	Shares Offered for Sale	Number of Shares Owned	Percent of Class(1)
Pratt Charitable Foundation, Inc.	5,000	*	5,000	-0-	*
Timothy L. Pratt	5,000	*	5,000	-0-	*
Joseph W. Pratt	5,000	*	5,000	-0-	*
Carolyn Sprinchorn	5,000	*	5,000	-0-	*
Cory Schneider	5,000	*	5,000	-0-	*
Lauren Schneider	5,000	*	5,000	-0-	*
Scott M. Schneider	5,000	*	5,000	-0-	*
Mark Gimbel	1,875	*	1,875	-0-	*
Gary Capata	5,000	*	5,000	-0-	*
Kerry J Clarke	5,000	*	5,000	-0-	*
Deborah L Clarke	5,000	*	5,000	-0-	*
Mark Anthony Bates	5,000	*	5,000	-0-	*
Carol Linda Sell	5,000	*	5,000	-0-	*
Brian Northway	5,000	*	5,000	-0-	*
John Clarke	5,000	*	5,000	-0-	*
Brian Hartstein	5,000	*	5,000	-0-	*
Susan Clarke	5,000	*	5,000	-0-	*
Brennan Clarke	5,000	*	5,000	-0-	*
Mark Denkinger	5,000	*	5,000	-0-	*
Robin Denkinger	5,000	*	5,000	-0-	*
Blue 42 Properties, LLC	5,000	*	5,000	-0-	*
RRN Properties, LLC	5,000	*	5,000	-0-	*
James Robert Larson	5,000	*	5,000	-0-	*
Brittanie Jean Roetman	5,000	*	5,000	-0-	*
Danny Jake Noonan	5,000	*	5,000	-0-	*
Danny J. Noonan Jr.	5,000	*	5,000	-0-	*
Steve Denkinger	5,000	*	5,000	-0-	*
Grace Rose Advisors	5,000	*	5,000	-0-	*
John A. Brda Roth LLC	2,500	*	2,500	-0-	*
John A. Brda Trust Dated 10/9/15	2,500	*	2,500	-0-	*
MacGregor Brda	2,500	*	2,500	-0-	*
John A. Brda Jr	2,500	*	2,500	-0-	*
Lucia S. Brda	2,500	*	2,500	-0-	*
Amer Rathore	3,125	*	3,125	-0-	*
Elizabeth C. Rathore	2,500	*	2,500	-0-	*
Carter Rathore	2,500	*	2,500	-0-	*
Max Rathore	2,500	*	2,500	-0-	*
Mason Rathore	2,500	*	2,500	-0-	*
David Bromberg	5,000	*	5,000	-0-	*
KBK Ventures Inc	5,000	*	5,000	-0-	*
Brian A. Bromberg	5,000	*	5,000	-0-	*
Anton Denkinger	5,000	*	5,000	-0-	*
Marilyn A. Denkinger	5,000	*	5,000	-0-	*
Mark B Moline	2,500	*	2,500	-0-	*
Mara D Modlin	2,500	*	2,500	-0-	*

	Before Offering			After Offering(2)
Name	Number of Shares Owned	Percent of Class(1)	Shares Offered for Sale	Number of Shares Owned	Percent of Class(1)
Six Toes Ventures, LLC	2,500	*	2,500	-0-	*
R. Kenneth Dulin	5,000	*	5,000	-0-	*
Sarah S. Dulin	5,000	*	5,000	-0-	*
Molly D. Daniel	5,000	*	5,000	-0-	*
Katherine A. Clinkenbeard	5,000	*	5,000	-0-	*
Kelly M. Dulin	5,000	*	5,000	-0-	*
Pandora Energy, LP	5,000	*	5,000	-0-	*
David A Fowler	5,000	*	5,000	-0-	*
Antonio Martinez	5,000	*	5,000	-0-	*
Ryan Roberts	5,000	*	5,000	-0-	*
Blake and Ruth Keeley Revocable Living Trust	5,000	*	5,000	-0-	*
Patric R and Andrea L McConn Trust	5,000	*	5,000	-0-	*
Robert J. Morley	5,000	*	5,000	-0-	*
Todd Rochford	5,000	*	5,000	-0-	*
Jeff Mote and Tammy Mote HWJT	5,000	*	5,000	-0-	*
Paul Dennis McKinney	5,000	*	5,000	-0-	*
Anthony B Petrelli and Shonya M Petrelli JTWROS	5,000	*	5,000	-0-	*
Doug Roesner and Regina Roesener JTWROS	5,000	*	5,000	-0-	*

*Less than 1%.

(1)Based on 1,530,000 shares of common stock outstanding on the date of this prospectus.

(2)The columns in the table above reflecting “After Offering”: “Number of Shares Owned” and “Percent of Class” are prepared on the basis that all shares being registered in this registration statement are resold to third parties.

All of the shares owned by the Selling Stockholders were purchased from the Company at $0.80 per share in a non-public offering conducted from approximately January 26, 2022, through March 2, 2022.  No Selling Stockholder has or has had any position, office, or other material relationship within the past three years with the Company or any of its predecessors or affiliates:

PLAN OF DISTRIBUTION

General

The Selling Stockholders may seek an underwriter, broker-dealer or selling agent to sell the Shares. As of the date of this prospectus, no Selling Stockholder has entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares.

Each Selling Stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Shares by a Selling Stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

There can be no assurance that the Selling Stockholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than under this prospectus.

The Shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with. If any of the Shares offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

The Selling Stockholders and any other person participating in the sale of the Shares may be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Company intends to maintain the currency and accuracy of this prospectus for a period of up December 31, 2023, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Resales of the Shares under State Securities Laws

The National Securities Market Improvement Act of 1996 (“NSMIA”) limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(a)(1) and 4(a)(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(a)(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

LEGAL MATTERS

Pearson Butler, LLC is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of Circle Energy, Inc. as of December 31, 2021 and for the period from December 7, 2021 (inception) through December 31, 2021, included in this prospectus have been audited by Haynie & Company, independent registered public accounting firm, as set forth in their report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, (SEC File No. 333- 263384 ) relating to the shares of Common Stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Circle Energy, Inc., filed as part of the registration statements, and it does not contain all information in the registration statements, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are required to file reports and other documents with the SEC. We do not presently intend to voluntarily furnish you with a copy of our annual report. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Commission between the hours of 9:00 a.m. and 5:00 p.m., except federal holidays and official closings, at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You should call (202) 551-8090 for more information on the public reference room. Our SEC filings are also available to you on the Internet website for the Securities and Exchange Commission at http://www.sec.gov.

To the Board of Directors and
Shareholders of Circle Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Circle Energy, Inc. (the Company) as of December 31, 2021, and the related statements of operations, stockholders’ equity, and cash flows for the period December 7. 2021, (date of inception) through December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period December 7, 2021 (date of inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Salt Lake City, Utah
March 9, 2022 We have served as the Company’s auditor since 2022

CIRCLE ENERGY, INC.

BALANCE SHEET

As of December 31,	2021
ASSETS
Current Assets
Cash and cash equivalents	$ 235,000
Prepaid assets (retainer)	4,650
Total Current Assets	239,650
Total Assets	$ 239,650

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 5,226
Total Current Liabilities	5,226

Total Liabilities	5,226
Stockholders' Equity
Common stock - $0.001 par value; 150,000,000 shares
authorized; 1,200,000 shares issued and outstanding	1,200
Additional paid-in capital	236,450
Accumulated deficit	(3,226)
Total Stockholders' Equity	234,424
Total Liabilities and Stockholders' Equity	$ 239,650

The accompanying notes are an integral part of these financial statements.

CIRCLE ENERGY, INC.

STATEMENTS OF OPERATIONS

For the period December 7, 2021 (date of inception) through December 31,	2021

Revenues	$ -

Costs and Operating Expenses
Formation expenses	3,000
General and administrative expense	226

Total Costs and Operating Expenses	3,226

Loss from Operations	(3,226)

Net Other Income (Expense)	-

Loss Before Provision for Income Taxes	(3,226)

Benefit from (Provision for) Income Taxes	-

Net Loss	$ (3,226)

Basic Loss per share	$ (0.00)
Diluted Loss per share	$ (0.00)

The accompanying notes are an integral part of these financial statements.

CIRCLE ENERGY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional	Retained Earnings	Total
	Common Stock		Paid-in	(Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit)	Equity
Balance, December 7, 2021 (date of inception)	-	$ -	$ -	$ -	$ -
Common stock issued for cash, net	1,200,000	1,200	238,800	-	240,000
Offering related expenses	-	-	(2,350)	-	(2,350)
Net loss	-	-	-	(3,226)	(3,226)
Balance, December 31, 2021	1,200,000	$1,200	$ 236,450	$ (3,226)	$ 234,424

The accompanying notes are an integral part of these financial statements.

CIRCLE ENERGY, INC.

STATEMENTS OF CASH FLOWS

For the period December 7, 2021 (date of inception) through December 31,	2021
Cash Flows From Operating Activities
Net loss	$ (3,226)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities:
Accounts receivable	-
Prepaid expenses and retainers	(4,650)
Accounts payable	5,226
Settlement of asset retirement obligation	-
Net Cash Used in Operating Activities	(2,650)
Cash Flows From Investing Activities
Purchase of fixed assets subject to depreciation	-
Net Cash Used in Investing Activities	-
Cash Flows From Financing Activities
Proceeds from founding shares issuance	240,000
Expenses related to pending offering	(2,350)
Net Cash Provided by Financing Activities	237,650
Net Increase in Cash	235,000
Cash at Beginning of Period	-
Cash at End of Period	$ 235,000
Supplemental Cash Flow Information
Cash paid for interest	$ -

The accompanying notes are an integral part of these financial statements.

CIRCLE ENERGY, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD DECEMBER 7, 2021 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations – Circle Energy, Inc. is a Nevada corporation incorporated on December 7, 2021.  Circle Energy, Inc. is referred to herein as the “Company.”  The Company has not commenced its principal business operations.

The Company was formed for the purpose of acquiring oil and gas companies, projects, or properties and partnering with an established management team in the oil and gas industry.  We have not established specific criteria for potential target companies or projects but will rely on the experience of our management team in identifying and negotiating the purchase of potential oil and gas companies, projects, or properties.

Emerging Growth Company Status – As a company with less than $1.07 billion in revenue during our last fiscal year, the Company qualifies as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, the Company may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the Company; and

•	reduced disclosure about executive compensation arrangements.

The Company may take advantage of these provisions until it is no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of the Company’s IPO, (ii) the last day of the fiscal year in which it has more than $1.07 billion in annual gross revenue, (iii) the date on which it issues more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which it is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has elected to take advantage of each of the exemptions for emerging growth companies.

Accordingly, the information that is provided in these financial statements may be different than what other public companies provide.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

Fair Value Measurements – Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Financial Accounting Standards Board (“FASB”) has established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs are the highest priority and consist of unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 are unobservable inputs for an asset or liability.

Fair Values of Financial Instruments –The carrying amounts of receivables and accounts payable and other current assets and liabilities approximate fair value because of the short-term maturities and/or liquid nature of these assets and liabilities.

Fair Value of Non-financial Assets and Liabilities – The Company also applies fair value accounting guidance to initially, or as events dictate, measure non-financial assets and liabilities such as those obtained through business acquisitions, property and equipment and asset retirement obligations. These assets and liabilities are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two as considered appropriate based on the circumstances. Under the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and natural gas production or other applicable sales estimates, operational costs and a risk-adjusted discount rate. The Company may use the present value of estimated future cash inflows and/or outflows or third-party offers or prices of comparable assets with consideration of current market conditions to value its non-financial assets and liabilities when circumstances dictate determining fair value is necessary. Given the significance of the unobservable nature of a number of the inputs, these are considered Level 3 on the fair value hierarchy.

Concentration of Credit Risk and Accounts Receivable – Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company places its cash with a high credit quality financial institution.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Land, Buildings, Equipment and Leasehold Improvements – Land, buildings, equipment and leasehold improvements are carried at historical cost, adjusted for impairment loss and accumulated depreciation.  Historical costs include all direct costs associated with the acquisition of land, buildings, equipment and leasehold improvements and placing them in service.

Depreciation of buildings equipment, software and leasehold improvements is calculated using the straight-line method based upon the following estimated useful lives:

Leasehold improvements	3-10 years
Office equipment and software	3-7 years
Equipment	5-10 years

Revenue Recognition – The Company accounts for revenues according to Accounting Standards Update (“ASU”) 2014-09 Revenues from Contracts with Customers (Topic 606) (“ASU 2014-09”).  The Company does not currently have any revenues.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  No provision has been made for income taxes as the Company has not recorded or received any revenues.

For the partial year ended December 31, 2021, the Company recorded a full valuation allowance against the deferred tax asset of $677.  As the Company currently has no revenues there is reasonable doubt as to the realizability of this deferred tax asset.

Accounting for Uncertainty in Income Taxes – In accordance with generally accepted accounting principles, the Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified its federal income tax return as a “major” tax jurisdiction. The Company has not yet filed a tax return for 2021, the year of its inception.  Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required by generally accepted accounting principles. No interest or penalties have been levied against the Company and none are anticipated; therefore, no interest or penalty has been included in our provision for income taxes in the statements of operations.

Earnings (Loss) Per Share – Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share are calculated to give effect to potentially issuable dilutive common shares.

Major Customers – The Company does not currently have customers.

Stock-Based Employee and Non-Employee Compensation – The Company accounts for its equity grants in accordance with generally accepted accounting principles. Generally accepted accounting principles require the recognition of the cost of services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. Generally accepted accounting principles also requires equity grant compensation expense to be recognized over the period during which an employee or non-employee is required to provide service in exchange for the award (the vesting period).

Derivative Instruments and Hedging Activities – The Company may periodically enter into derivative contracts to manage its exposure to commodity risk. These derivative contracts, which are generally placed with major financial institutions, may take the form of forward contracts, futures contracts, swaps, or options. The oil and gas reference prices upon which the commodity derivative contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil and natural gas production.

When applicable, the Company records all derivative instruments, other than those that meet the normal purchases and sales exception, on the balance sheet as either an asset or liability measured at fair value. Changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

Recent Accounting Pronouncements – As an emerging growth company (“EGC”), the Company has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards which allows the Company to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires recognition of leased assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. This update is effective for annual periods and interim periods with those periods beginning after December 15, 2021, for public EGC companies like us. The Company expects to use the modified retrospective transition method with the option to recognize a cumulative-effect adjustment at the date of adoption. The Company currently only has a month to month lease and so it does not expect the adoption of this standard will have a material impact on its financial statements or disclosures.

NOTE 2 – REVENUE RECOGNITION

The Company does not currently have any revenues.

NOTE 3 – LEASES

As an emerging growth company, the Company must adopt ASU 2016-02, Leases (Topic 842) for the fiscal year starting after December 15, 2021.  The Company has elected not to early adopt.

The Company has a month to month lease for executive office-sharing space.  This lease is month to month at $226 per month.

NOTE 4 – EARNINGS (LOSS) PER SHARE INFORMATION

For the period December 7, 2021 (date of inception) through December 31,	2020
Net Loss	$ (3,226)
Basic and Diluted Weighted-Average Shares Outstanding	12,000,000
Basic and Diluted Loss per Share	$ (0.00)

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 150,000,000 common shares, with a par value of $0.001 per share.

Issuance of founders’ shares – On December 7, 2021, the Company was founded and issued 1,200,000 shares to Mr. Tim Rochford.  Concurrently, Mr. Rochford transferred 100,000 of those shares to Mr. William R. Broaddrick.  On December 30, 2021, Mr. Rochford deposited $240,000 into the Company for the 1,200,000 shares, valuing the shares at $0.20 per share.

NOTE 6 – INCOME TAXES

For the partial year ended December 31, 2021 components of our provision for income taxes are as follows:

Provision for (Benefit from) Income Taxes	2021
Deferred taxes	$ -
Provision for (Benefit from) Income Taxes	$ -

The following is a reconciliation of income taxes computed using the U.S. federal statutory rate to the provision for income taxes:

Rate Reconciliation	2020
Tax at federal statutory rate	$ (677)
Valuation allowance (1)	677
Provision for Income Taxes	$ -

(1)As the Company currently has no revenues or income, the Company recorded a loss for the partial year ended December 31, 2021, resulting in the recording of a benefit from income tax provision resulting in a deferred tax asset.  The Company recorded a full valuation allowance against the deferred tax asset of $677.

NOTE 7 – LEGAL MATTERS

In the ordinary course of business, we may be, from time to time, a claimant or a defendant in various legal proceedings.  We do not presently have any material litigation pending or threatened requiring disclosure under this item.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to December 31, 2021, the Company completed a private placement offering of 330,000 shares of common stock at a price of $0.80 per share for aggregate gross proceeds of $260,000.  Related offering costs incurred are approximately $10,000.  The Company will be incurring additional costs for related registration fees, filing fees, legal, accounting and other costs.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Common Stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$31
State filing Fees	$2,500
Edgarizing Costs	$2,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Miscellaneous	$5,000
Total	$39,531

None of the expenses of the offering will be paid by the Selling Stockholders.

Item 14. Indemnification of Directors and Officers

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article V of our Bylaws provides that the corporation shall indemnify its directors, officers, and agents to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years the registrant has sold the following securities which were not registered under the Securities Act:

On December 7, 2021, the Company issued 1,200,000 shares to Lloyd T. Rochford, the founder of the Company, for $240,000 in cash and certain preorganization services.  The shares were issued to Mr. Rochford under Section 4(a)(2) of the Securities Act of 1933, as amended.

From January 26, 2022, through March 2, 2022, the Company conducted a non-public offering of its common stock at $0.80 per share solely to accredited investors under Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Company sold 330,000 shares to 46 accredited investors for gross proceeds of $264,000.  At the time of the sale of the shares, the Company reasonably believed that each purchaser was an “accredited investor” as defined in Rule 501(a) of Regulation D. No underwriting discounts or commissions were paid in connection with the transactions.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are furnished with this registration statement:

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation*
3.2	Current Bylaws*
5.1	Opinion re Legality of Shares*
23.1	Consent of Haynie & Company, independent registered public accounting firm
23.2	Consent of Attorney (included in Exhibit 5.1)
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema Document*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*
107.1	Filing Fee Table*

*Incorporated by reference to the Form S-1 filed with the Commission on March 9, 2022.

The following financial statements are furnished with this registration statement:

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)Include any material or changed information with respect to the plan of distribution not previously disclosed in the registration statement or a material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Tulsa, Oklahoma, on April 13 , 2022.

Circle Energy, Inc.

By:	/s/ Lloyd T. Rochford
Lloyd T. Rochford, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE

/s/ Lloyd T. Rochford	Chief Executive Officer, President, and Chairman	April 13 , 2022
Lloyd T. Rochford

/s/ William R. Broaddrick	Chief Financial Officer, Treasurer, and Director	April 13 , 2022
William R. Broaddrick	(Principle Financial and Accounting Officer)